Exhibit 99.1

PMV Pharmaceuticals Reports First Quarter 2022 Financial Results and Corporate Highlights

•	Oral presentation at 2022 ASCO annual meeting to highlight initial data from ongoing Phase 1/2 PYNNACLE study of PC14586 in patients with advanced solid tumors

CRANBURY, N.J., May 10, 2022 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the first quarter ended March 31, 2022, and provided a corporate update.

“Our priority in 2022 is execution of the ongoing Phase 1/2 trial evaluating PC14586, our investigational first-in-class p53 Y220C reactivator, in patients with solid tumors, as well as continued progress on our pipeline” said David Mack, Ph.D., President, and Chief Executive Officer. “We look forward to presenting initial data from the Phase 1 dose escalation trial at the 2022 ASCO annual meeting.”

Corporate Highlights:

•

PC14586 initial data from the dose escalation portion of the Phase 1/2 PYNNACLE study selected for an oral presentation at the 2022 ASCO annual meeting on June 7th. For more information on the Phase 1/2 trial, refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

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Poster titled “Small Molecule Reactivators of Y220C Mutant p53 Modulate Tumor Infiltrating Leukocytes and Synergize with Immune Checkpoint Inhibitors” presented at the American Association of Cancer Research Annual Meeting 2022.

•	Continued progress on research pipeline with WIP1 (Wild-Type p53-Induced Phosphatase) inhibitor and p53 mutant programs.

First Quarter 2022 Financial Results

•

As of March 31, 2022, PMV Pharma had $294.8 million in cash, cash equivalents, and marketable securities, compared to $314.1 million as of December 31, 2021. Net cash used in operations was $18.0 million for the three months ended March 31, 2022 compared to $12.9 million for the three months ended March 31, 2021.

•	Net loss for the quarter ended March 31, 2022 was $18.4 million compared to $11.6 million for the quarter ended March 31, 2021.
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Research and development (R&D) expenses were $11.8 million for the quarter ended March 31, 2022 compared to $7.5 million for the quarter ended March 31, 2021. The increase in R&D expenses was primarily related to increased headcount and clinical development expenses to advance PC14586, the Company’s lead drug candidate.

•

General and administrative (G&A) expenses were $6.8 million for the quarter ended March 31, 2022, compared to $4.2 million for the quarter ended March 31, 2021. The increase in G&A expenses was primarily due to expanding the infrastructure necessary for operating as a public company.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information on the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding success of its current clinical trial for PC14586 and any future commercialization plans for the product candidate; and the future plans or expectations for the Company’s discovery platform for its other early-stage and clinical candidates. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$115,772	$172,467
Restricted cash	822	822
Marketable securities, current	167,221	124,696
Prepaid expenses and other current assets	4,225	3,301
Total current assets	288,040	301,286
Property and equipment, net	5,238	3,090
Marketable securities, noncurrent	11,773	16,911
Right-of-use assets, operating leases	9,736	10,060
Other assets	221	221
Total assets	$315,008	$331,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,864	$3,189
Accrued expenses	6,563	8,627
Operating lease liability, current	258	403
Total current liabilities	11,685	12,219
Operating lease liability, noncurrent	11,480	10,790
Total liabilities	23,165	23,009
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	478,668	476,363
Accumulated deficit	(186,159)	(167,726)
Accumulated other comprehensive income	(666)	(78)
Total stockholders’ equity	291,843	308,559
Total liabilities and stockholders’ equity	$315,008	$331,568

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$11,836	$7,500
General and administrative	6,783	4,174
Total operating expenses	18,619	11,674
Loss from operations	(18,619)	(11,674)
Other income (expense):
Interest income, net	229	128
Other expense	(41)	(52)
Total other income (expense)	188	76
Loss before provision for income taxes	(18,431)	(11,598)
Provision for income taxes	2	4
Net loss	(18,433)	(11,602)
Unrealized loss on marketable securities, net of tax	(588)	(13)
Comprehensive loss	$(19,021)	$(11,615)

Net loss per share -- basic and diluted	$(0.41)	$(0.26)
Weighted-average common shares outstanding	45,466,044	44,785,226

Investors and Media Contact:

Winston Kung
Chief Financial Officer
investors@pmvpharma.com